Exhibit 99.1

DATALINK REPORTS 2015 FIRST QUARTER OPERATING RESULTS

First-Quarter Revenues Up 26% Year-Over-Year, Including 28% Increase in Professional Services Revenues

EDEN PRAIRIE, Minn., May 5, 2015 — Datalink (Nasdaq: DTLK), a leading provider of data center infrastructure and services, today reported results for its first quarter ended March 31, 2015.  Financial results for the first quarter of 2015 include the results of operations from the acquisition of Bear Data Solutions, which closed on October 19, 2014.

Revenues for the quarter ended March 31, 2015, increased 26% to $175.4 million compared to $139.5 million for the quarter ended March 31, 2014.  Product revenues increased 28% to $106.7 million and services revenues increased 22% to $68.6 million year-over-year. Within services revenues, professional services revenues increased 28% to $14.6 million or 8.3% of total revenues.

GAAP Results

On a GAAP basis, the company reported a net loss of $14,000 or $0.00 per diluted share for the first quarter ended March 31, 2015.  This compares to net earnings of $301,000 or $0.01 per diluted share in the first quarter of 2014.  The decline in earnings is primarily due to the costs associated with integration and amortization of intangibles related to our Bear Data Solutions acquisition and lower overall gross margins for the quarter.

Non-GAAP Results

Non-GAAP net earnings for the first quarter of 2015 were $2.4 million, or $0.11 per diluted share, compared to $1.2 million, or $0.06 per diluted share, in the first quarter of 2014. A detailed reconciliation between GAAP and non-GAAP information is contained in the tables included herein.

Factors affecting Datalink’s performance during the quarter included a decline in overall gross margins to 20.1% compared to 21.2% in the first and fourth quarters of 2014.  This was caused primarily by a change in the product mix due to a significant increase in sales of lower-margin networking and server products (increasing to 32% of revenues in Q1 2015 compared to 22% in the first and fourth quarters of 2014), along with a decrease in sales of higher-margin storage products (decreasing to approximately 20% of revenues in the Q1 2015 compared to 28% and 29% in the first and fourth quarters of 2014). The softness in storage spend is an industry-wide phenomenon due to customer’s taking additional time to evaluate newer storage technologies, the movement of some IT workloads to the public cloud as customers implement hybrid storage solutions, and a change in the frequency of storage upgrades as many customers are delaying technology refreshes until they can realize additional business growth and profitability from the investment.  In addition, CIO’s are redirecting a portion of their capital spend budget to security and upgrading core networks.

Achievements during the first quarter included:

•                  A 147% increase in the percentage of revenue coming from Advanced Services, a key strategic practice that spans projects like private and hybrid cloud enablement, application and data migration, data center relocation, disaster recovery planning and residency services.

•                  A 39% year-over-year increase in the number of customers spending more than $1 million per quarter.

•                  A 162% year-over-year increase in new customers.

•                  A 63% year-over-year increase in orders for converged data infrastructures, which require Datalink’s higher-margin consulting services and also provide opportunities for future engagements to help customers meet the challenges of deploying private and hybrid clouds.

•                  A strong balance sheet with cash and investments of $52.7 million, no debt and working capital of $96.8 million.

“Our first quarter results came in at the low end of our revenue guidance and below our earnings per share guidance that we gave in February, primarily due to changes in IT spending habits that caused a greater-than-expected decline in our expected overall revenue and gross margin,” said Datalink President & CEO Paul Lidsky. “We believe that ongoing initiatives to diversify both our product and services portfolio will allow us to continue to grow at two to three times the industry average.  Our continued investment in Advanced Services, as well as Managed Services, will also help us increase margins and allow us to participate in additional opportunities that can expand both our services and product growth rates.”

Outlook

Datalink projects revenues of $185.0 million to $195.0 million for the second quarter of 2015, compared to $159.4 million for the second quarter of 2014.  This represents an increase in expected revenues of between 16% and 22%, based on the company’s current backlog, sales pipeline, historical trends, and expected continued softness in storage spending countered by continued growth in our networking and services business during the quarter.  The company expects second quarter 2015 net earnings to be between $0.07 and $0.12 per diluted share on a GAAP basis, and net earnings of between $0.16 and $0.21 per diluted share on a non-GAAP basis.  This compares to net earnings of $0.16 per diluted share and $0.22 per diluted share on a GAAP and non-GAAP basis, respectively, for the same period in 2014.

Non-GAAP earnings per share exclude the effect of acquisition accounting adjustments to deferred revenue and costs, integration and transaction costs related to acquisitions, stock-based compensation expense, amortization of intangible assets, and the related effects on income taxes. The company estimates this total effect will be approximately $0.09 per diluted share for the second quarter of 2015.

Conference Call and Webcast Today

Datalink will hold a conference call shortly after 4:00 p.m. Central Time during which time Datalink’s president and chief executive officer, Paul Lidsky, and chief financial officer, Greg Barnum, will discuss company results and provide a business overview. Participants can access the conference call by dialing (855) 793-2451. Participants will be asked to identify the Datalink conference call and provide the designated identification number (35362980). A live webcast of the conference call can be accessed here or via Datalink’s investor relations website at www.datalink.com.

About Datalink

A complete data center solutions and services provider for Fortune 500 and mid-tier enterprises, Datalink transforms data centers so they become more efficient, manageable and responsive to changing business needs. Datalink helps leverage and protect storage, server, and network investments with a focus on long-term value, offering a full lifecycle of services, from consulting and design to implementation, management and support. Datalink solutions span virtualization and consolidation, data storage and protection, advanced network infrastructures, business continuity, and cloud enablement. Each delivers measurable performance gains and maximizes the business value of IT. For more information, call 800.448.6314 or visit www.datalink.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including (i) the anticipated timing of the acquisition, (ii) the expected impact of the acquisition on Datalink, (iii) Datalink’s plans with respect to the acquired business and (iv) our internal projections of certain anticipated 2015 results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, many of which are included under “Risk Factors” in our annual report on Form 10-K for our year ended December 31, 2014, including, but not limited to: the level of continuing demand for data center solutions and services including the effects of current economic and credit conditions and the ability of organizations to outsource data center infrastructure-related services to service providers such as us; the migration of organizations to virtualized server environments, including using a private cloud computing infrastructure; the extent to which customers deploy disk-based backup recovery solutions; the realization of the expected trends identified for advanced network infrastructures; reliance by manufacturers on their data service partners to integrate their specialized products; continued preferred status with certain principal suppliers; competition and pricing pressures and timing of our installations that may adversely affect our revenues and profits; fixed employment costs that may impact profitability if we suffer revenue shortfalls; our ability to hire and retain key technical and sales personnel; continued productivity of our sales personnel; our dependence on key suppliers; our ability to adapt to rapid technological change; success of the implementation of our enterprise resource planning system; risks associated with integrating completed and future acquisitions (including a failure of anticipated synergies to materialize); the ability to execute our acquisition strategy; fluctuations in our quarterly operating results; future changes in applicable accounting rules; and volatility in our stock price. Furthermore, our revenues for any particular quarter are not necessarily reflected by our backlog of contracted orders, which also may fluctuate unpredictably. We cannot assure you that we can grow or maintain our revenue and backlog from current levels.  Additional factors that may cause actual results to differ from our assumptions and expectations include those set forth in our most recent filing on Form 10-K filed with the Securities and Exchange Commission.  Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Non-GAAP Details

Non-GAAP financial measures exclude the impact from acquisition accounting adjustments to deferred revenue and costs, stock-based compensation expense, amortization of acquisition intangible assets, integration and transaction costs related to acquisitions, severance costs and the related effects on income taxes.  These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.

These non-GAAP financial measures facilitate management’s internal comparisons to our historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures in our earnings announcement because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making, such as employee compensation planning. We believe that the presentation of these non-GAAP measures when shown in conjunction with the corresponding GAAP measures provides useful information to investors and management regarding financial and business trends relating to our financial condition and results of operations.

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Company Contacts:

Investors & Analysts

Greg Barnum

Vice President and CFO

Phone:  952-279-4816

Email:  gbarnum@datalink.com

Press

Jill Schmidt

S&S Public Relations, Inc.

Phone: 847-415-9311
Email: jills@sspr.com

Investor Relations

Kim Payne

Investor Relations Coordinator

Phone:  952-279-4794

Fax:      952-944-7869

Email:  einvestor@datalink.com